Exhibit 8.1

Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 10th Floor Costa Mesa, California 92626-1993 714.513.5100 main 714.513.5130 fax www.sheppardmullin.com

July 21, 2021

First Foundation Inc.

200 Crescent Court, Suite 1400

Dallas, TX 75201

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Merger and Reorganization, dated as of June 2, 2021 (the “Merger Agreement”), by and between First Foundation Inc., a Delaware corporation (“First Foundation”), and TGR Financial, Inc., a Florida corporation (“TGR”). Pursuant to the Merger Agreement, TGR will merge with and into First Foundation with First Foundation surviving the merger (the “Merger”). Capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to First Foundation in connection with the Merger. Immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of TGR, will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation (“First Foundation Bank”) with First Foundation Bank as the surviving bank (the “Bank Merger”). This opinion does not address the United States federal income tax consequences of the Bank Merger, but we have taken the Bank Merger into account in rendering our opinion with respect to the United States federal income tax consequences of the Merger set forth below and affirm that consummation of the Bank Merger would not alter such opinion. As such, and for purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review of any factual statements therein) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.           The Merger Agreement;

2.          The registration statement of First Foundation on Form S-4, filed on July 21, 2021 with the Securities and Exchange Commission (the “SEC”), with respect to the First Foundation Common Stock to be issued to the common stockholders of TGR in connection with the Merger (the “Registration Statement”), and the proxy statement/prospectus of TGR and First Foundation, respectively, included in the Registration Statement (the “Proxy Statement/Prospectus”);

3.         Those certain tax representation letters of even date herewith delivered to us by First Foundation (the “First Foundation Tax Representation Letter”) and by TGR (the “TGR Tax Representation Letter”, and, together with the First Foundation Tax Representation Letter, the “Tax Representation Letters”); and

4.        Such other instruments and documents related to the formation, organization and operation of TGR and First Foundation and to the consummation of the Merger, and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a)          Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b)         All representations, warranties and statements made or agreed to by TGR and First Foundation and their management employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

(c)         All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d)         The Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus, and in accordance with the Merger Agreement without any waiver or breach of any material provision thereof (except for waivers not affecting the structure of the Merger or the consideration to be paid in connection therewith), and the Merger will be effective under applicable state law; and

(e)          Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of TGR and First Foundation will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement, and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. In addition, no opinion is expressed about the federal tax treatment of the proposed Merger under other provisions of the Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Merger that are not specifically covered by the above opinion, nor about any tax effects of the proposed Merger other than its status as a reorganization for federal income tax purposes, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

This opinion is intended for the benefit of First Foundation and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON llp SHEPPARD, MULLIN, RICHTER & HAMPTON llp